Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO Sam Sarpong, CFO (323) 634-1700 www.broadwayfederalbank.com

Broadway Financial Corporation Reports Receipt of Nasdaq Deficiency Letter

LOS ANGELES, CA – (BUSINESS WIRE) – April 22, 2010– Broadway Financial Corporation (the “Company”) (Nasdaq Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported that it has received a letter, dated April 16, 2010, from the Nasdaq Listing Qualifications Department stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires that Nasdaq listed companies file their required periodic financial reports with the Securities and Exchange Commission (the “SEC”) on a timely basis. As previously reported in filings made by the Company with the SEC on Form 12b-25 on March 31, 2010 and April 15, 2010, the Company has not to date been able to complete its financial statements as of and for the year ended December 31, 2009, and therefore has not been able to complete preparation of its 2009 Annual Report on Form 10-K, due to the fact that the Company has not received the final conclusions of the Office of Thrift Supervision (the “OTS”) with respect to its regular examination of the Bank that commenced in January 2010.

Under the Listing Rules of the Nasdaq Small-Cap Market, the Company must submit a plan to Nasdaq within 60 calendar days from the date of its receipt of the Nasdaq letter for coming into compliance with Listing Rule 5250(c)(1). If Nasdaq accepts the plan, the Listing Rules further provide that Nasdaq may grant an exception to the Company of up to 180 calendar days from the original due date of the Company’s Form 10-K, which would be until October 12, 2010, to regain compliance with Listing Rule 5250(c)(1) by filing its complete Form 10-K. The Company intends to complete and file its Form 10-K promptly after it receives the results of the OTS examination. The OTS has not informed the Company, however, of the date when it will provide its examination results to the Company.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.